 Exhibit 4.13

August 11, 2009
To

Bank Leumi LeIsrael Ltd.
Dear Sir / Madam:

Whereas one of the conditions for the provision of credits, banking services and the acceptance of a variety of undertakings and guarantees from us, the undersigned, BluePhoenix Solutions Ltd. (hereinafter: “the Company”) was your demand that we sign this statement in your favor and we have agreed thereto;

Accordingly, we hereby declare and undertake the following:

1.             Financial Criteria

We agree that the provision of credits and banking services to our Company and/or under our guarantees and the continuation of their management shall be conditional on our Company meeting at any time the following financial criteria.

1.1.	The total equity capital of our Company at any time whatsoever shall be no less than an amount equivalent to 40% of the total consolidated balance sheet of the Company.

1.2.	The total equity capital of the Company at any time whatsoever shall be no less than the amount of US $50,000,000.

1.3.
The cumulative total of the balance of undertakings vis-à-vis banks, financial institutions, holders of bonds and other lenders of the Company at any time whatsoever shall not exceed 40% of the total consolidated balance sheet of the Company.

1.4.	The cumulative total of the sections regarding cash and negotiable securities of the balance sheet of the Company shall be no less than the sum of US $10,000,000.

1.5.	The annual operating profit in service of the Company’s debt at any time whatsoever shall be no less than the sum of US $5,000,000.

In this section the following terms shall have the meanings appearing below:

“Financial Statements” signify the quarterly and annual consolidated Financial Statements of the Company, published by the Company in accordance with the US GAAP rules of accounting, comprising, inter alia, a balance sheet statement, profit and loss statement, cash flow statement, statement of alterations in equity capital and any additional statement or clarification required in accordance with accounting standards and/or by way of any of the competent authorities.

“Total of the Balance Sheet,” “Net Profit,” “Current Assets,” “Current Undertakings,” “Financing Expenses” shall have the meaning defined and valued in the Financial Statements.

With respect to the Financial Statements prepared according to the IFRS standards, the definition of equity capital shall be altered in accordance with that which is specified herein below:

A.	Minority rights that appear within the framework of the equity capital (with respect to consolidated statements) shall not be included.

B.	Equity capital shall also include the Letters of Options, for which the exercise addition in respect thereof is linked (these shall appear within the framework of the undertakings).

C.
Equity capital shall also include the element of conversion with respect to convertible bonds, where the price of realization thereof is linked (in the event that such appear separately within the framework of the undertakings on the balance sheet).

D.
A reevaluation fund shall not be included regarding fixed assets created as a result of the adoption of the reevaluation model during the period subsequent to the formation of the financial stipulations.

“Earnings Before Interest, Taxes, Depreciation, and Amortization” (EBITDA) shall mean the cumulative total operating profit from ongoing activity in accordance with the last annual Financial Statements, before financing expenses (interest, linkage differentials, rate, currency and commission differentials) and taxes, plus expenses for depreciation and deductions recorded during the same period, including a deduction for payments based on options/shares that are not in cash. 2) With respect to Financial Statements prepared according to IFRS standards, the definition of EBITDA shall be altered and, in the calculation thereof, sections shall not be included, in accordance with the following details:

A.	Profits/losses for reassessment of real estate for investment.

B.	Profits/losses ensuing from alterations in actuarial assumptions, which were used for the purpose of estimating benefits for employees.

C.	Capital gains/losses.

D.	Expenses/revenues for the reassessment of options, the exercise addition whereof is linked / the conversion element of a convertible bond, the exercise price of which is linked.

The financial criteria determined in sections 1.1 to 1.6 above (hereinafter: “the Financial Criteria”) are based on accounting standards, accounting rules, accounting estimates and policy (hereinafter: “Accounting Management”) as applied to the most recent Financial Statements of the Company as of the date of this letter (hereinafter: “the Most Recent Statements”).

Accounting Management that differs from this, on the basis of which the most recent Financial Statements were prepared, including, but not limited to, as a result of the application of the International Financial Reporting Standards (IFRS), new/other/any accounting standards, whether in Israel or abroad, alteration of estimates and/or amendments to accounting policy (all the aforesaid shall be known hereinafter, jointly and severally, as: “New Accounting Management”) is likely to lead to alterations that shall have implications on the Financial Criteria.

Accordingly, the Company agrees to the following:

At any time that the bank believes, at its sole discretion, that alterations have been caused and/or are about to be caused to the Financial Statements of the Company, as a result of the New Accounting Management, following consultation with the Company but without requiring the consent thereof, it may inform the Company as to the amendments to the Financial Criteria which the bank requires (hereinafter: “the Amended Criteria”), in order to adjust the latter to the alterations as aforesaid, with the intent to adjust the criteria to the original financial purpose in accordance with which the criteria were determined.

If the bank has informed the Company of the Amended Criteria, these shall bind the Company commencing on the date of delivery of the notice of the bank, and this letter shall be viewed as if it includes the Amended Criteria commencing on the date of delivery of the notice of the bank.

2.             Undertaking to Refrain from Changing Control of the Company

We undertake that there shall be no change in control of the Company in relation to the state of affairs on the date of signing of this letter, except with the advance written consent of the bank.

“Control” for the purposes of this letter refers to the definition of the term in the Securities Law 5728-1968.

3.             Undertaking Not to Carry Out a Merger

We undertake not to carry out, not to undertake to carry out and not to take any measures whatsoever for the implementation of a merger with another corporation or other corporations or division, without obtaining advance written consent of the bank to this. For this purpose, we undertake to deliver to the bank forthwith any information or document the bank requires, at its sole discretion, for the purpose of determining the bank’s position with respect to the merger.

The above undertakings of the Company in this section apply both with respect to a merger in accordance with Part VIII or Part IX of the Companies Law, 5759-1999 and with respect to any activity that results in the purchase of Company shares which grants the purchaser control of the Company, or any activity that results, either directly or indirectly, in the Company purchasing the principal share of the assets of another corporation or shares of another corporation that grant it control of said corporation.

4.             Undertaking to Refrain from Creating Encumbrances

We hereby undertake that we shall not encumber, shall not pledge and shall not undertake to encumber and/or pledge in any form whatsoever and for any purpose whatsoever, any asset whatsoever, in all or in part, in our possession at this time or in future, in favor of any third party whatsoever, without obtaining advance written consent of the bank. What is stated in this section does not apply to the specific encumbrance for the purchase of equipment by means of leasing financed by the supplier.

In addition, we shall not sell nor transfer in any manner whatsoever any asset whatsoever, in all or in part, in our possession at this time or in future, in favor of any third party whatsoever, that is not in the ordinary course of business of the Company, without obtaining the advance written consent of the bank.

As of the date of signing of this letter, no encumbrances whatsoever lie on the assets in our possession, in all or in part, and we have not undertaken vis-à-vis any third party whatsoever to create any such encumbrances.

For the purposes of this document, an “asset” shall have the meaning of an asset of any kind and type whatsoever, including rights.

5.             Undertaking not to Carry Out Transactions

The Company hereby undertakes that no transaction of any type whatsoever and no transfer of funds and/or assets, with or without consideration, in any form whatsoever, whether directly or indirectly, of an amount in excess of US $3,000,000, in any calendar year, shall be implemented between the Company and a subsidiary thereof and/or a Company associated therewith and/or a party having an interest in the Company, unless the bank has given its advance written consent to this.

For the purposes of this document:

“An associated company,” “a subsidiary,” “an interested party” – shall have the meaning as these terms are defined in the Securities Law 5728-1968.

“Asset/s” shall have the meaning of any an asset of any kind and type whatsoever, including rights.

6.             Undertaking to Issue Financial Statements

We hereby undertake to issue to you the following reports:

6.1.
No later than on March 30 of each year, annual consolidated Financial Statements of the Company, as well as those solely of the Company, which shall comprise, inter alia, a balance sheet, profit and loss statement, cash flow and any additional statement required by the competent authorities (hereinafter: “the Financial Statements”), audited by a competent external accountant and relating to December 31 of the preceding year.

6.2.	No later than 60 days from the end of each quarter, quarterly consolidated Financial Statements of the Company, reviewed by a competent external accountant and relating to the last concluded quarter.

6.3.
At the demand of the bank, any additional report, document or information with the addition of other clarifications insofar as necessary, including, but without derogating from the generality of the aforesaid, a detailed business plan and reports that the Company shall deliver to its shareholders, all in the manner and form required by the bank.

7.             Undertaking to Issue Additional Reports

We hereby undertake to issue you with a copy of any authorization, notice, report or any other document that we are obligated to deliver to the Registrar of Companies and/or the Securities Authority, pursuant to any law, coincident with the issuing thereof to the Registrar of Companies and/or the Securities Authority, as aforesaid.

8.             Validity of the Undertakings

Our aforesaid undertakings shall remain in effect as long as the bank is owed and/or shall be owed by us any amounts whatsoever on account of the loans, credits and/or other banking services that you have provided and/or shall provide us in future and/or as long as the undertakings and guarantees vis-à-vis the bank or in favor of the bank remain in effect.

In the event that we fail to meet the Financial Criteria, in all or in part, or if we breach any of our other undertakings specified in this letter above, in all or in part, then, in addition to any other relief to which you are entitled in accordance with the law or in accordance with any other undertaking of ours vis-à-vis the bank which has been and/or is to be included in any document whatsoever, you may present for repayment forthwith all or part of our debts and undertakings vis-à-vis the bank, and collect such from us together with any sum, which, in the opinion of the bank, is sufficient to cover the losses and/or expenses the bank shall incur as a result of the above-mentioned presentation for repayment forthwith.

It is clarified that the failure of the bank to undertake proceedings in respect of the breach of a previous undertaking or as a result of the failure to fulfill one or more of our undertakings vis-à-vis the bank, whether said undertaking is included herein in this letter or has been or shall be included in any other document, shall not be deemed a neglect or a waiver by the bank of the rights thereof and/or as a justification or pretext for the continuation of the breach and/or the committing of any additional breach or the additional failure to perform any of the conditions or our undertakings, as aforesaid.

For the avoidance of doubt, nothing in the aforesaid derogates from our undertakings vis-à-vis the bank in accordance with any document whatsoever and/or in accordance with any law, and nothing in the aforesaid may derogate from any grounds for presentation for repayment forthwith that is available and/or shall be available to the bank, pursuant to any document whatsoever and/or pursuant to any law.

This letter shall replace the Letter of Undertaking we signed in your favor on November 18, 2003 and all Letters of Amendment made to the aforesaid Letter of Undertaking.

Yours truly, [Signature] BluePhoenix Solutions Ltd.